EXHIBIT 99.1

LBI MEDIA, INC. REPORTS RESULTS FOR THE FIRST

QUARTER 2008

First Quarter 2008 Net Revenues Up 5%

Radio Morning Show is #1 in Los Angeles1

LBI Television is Ranked #2 in Early Fringe & Primetime2

Burbank, CA, May 13, 2008 – LBI Media, Inc. today reported financial results for the first quarter ended March 31, 2008.

Results and Discussions

For the quarter ended March 31, 2008, net revenues increased $1.3 million, or 5%, to $26.4 million as compared to $25.1 million for the same period in 2007. This increase was primarily attributable to improved advertising revenues of our radio division, with revenue in that segment increasing by $1.7 million, or 13.5%, to $13.7 million from $12.0 million when compared to the same period in 2007. Radio advertising revenues benefited from strong revenue growth at our Dallas radio group and at KRQB-FM, the company’s new radio station in the Riverside/San Bernardino area, which was acquired in September 2007. The increase in net revenues in the radio segment was partially offset by a small decline in advertising revenues in the television segment. Television net revenues decreased slightly by $0.4 million, or less than 3%, to $12.7 million in the first quarter of 2008 as compared to $13.1 million for the same period in 2007. Declines at our California stations, including the loss of revenue from the company’s San Diego television station, which burned down as a result of the October 2007 wild fires, were partially offset by strong revenue growth from the company’s newly acquired television station in Salt Lake City, Utah, which was acquired at the end of 2007, as well as increased revenues from the Texas television stations. Our radio segment revenue increase resulted from increases in both local and national sales, with particularly strong national sales increases in the Los Angeles and Dallas markets. Our television segment revenue decrease is mainly attributable to decreases in local revenues in the California markets, with particular weakness in infomercial sales, while national revenue showed slight increases.

Operating expenses for the three months ended March 31, 2008 increased by $2.9 million, or 17%, to $19.7 million as compared to $16.8 million for the same period in 2007. The primary driver of this increase in operating expenses is a deferred compensation

[1]

According to the results of its standings in the Arbitron Winter Book*, which reflects radio’s performance for the first quarter of 2008 and place Que Buena 105.5 and 94.3’s (KBUE-KBUA) “Don Cheto” morning show at the top of Spanish language radio in Los Angeles, CA.

*©	Arbitron Winter 2008 (January-February-March) and subject to restrictions and limitations therein.

[2]	LBI ranks #2 among Men 18-34—Source: Nielsen Media Research, NSI-Hispanic Los Angeles, April 24-May 7, 2008. Early Fringe & Primetime is defined as Monday – Friday 3pm-10:30pm.

benefit of $1.1 million that the company recorded in the first quarter of 2007, which did not recur in the first quarter of 2008. In addition, selling, general and administrative costs rose $1.1 million, or 11%, to $10.7 million in the first quarter of 2008 from $9.7 million in the first quarter of 2007. This increase was primarily attributable to start-up costs incurred in the first quarter of 2008 related to the acquisition of our Riverside/San Bernardino radio station, KRQB-FM, and our Salt Lake City, Utah television station, KPNZ-TV. The remainder of the increase, approximately $0.5 million, was related to expenses incurred to implement new procedures and controls testing as required for Sarbanes Oxley 404 compliance. Program and technical costs increased by $0.5 million, or 8%, to $6.1 million in the first quarter of 2008 from $5.6 million in the first quarter of 2007. This increase was primarily attributable to additional program and technical costs of $0.2 million related to our newly acquired stations in Riverside/San Bernardino and Salt Lake City, Utah, an increase in radio programming payroll and research and developments costs of approximately $0.2 million, as well as a $0.1 million increase in music licensing fees. Depreciation increased by $0.1 million in the first quarter of 2008 over the first quarter of 2007 as a result of additional depreciation recorded for the new assets purchased with the Riverside/San Bernardino and Salt Lake City, Utah acquisitions.

The company reported a net loss of $5.9 million in the first quarter of 2008 as compared to a net loss of $46.5 million in the same period of 2007, when the company recorded a tax provision of $46.9 million as the result of converting from a S corporation to a C corporation.

Adjusted EBITDA3 for the first quarter of 2008 was $9.2 million as compared to $10.6 million for the first quarter of 2007. This decrease is primarily the result of a $1.1 million deferred compensation benefit recorded in the first quarter of 2007 that did not recur in the first quarter of 2008. Excluding this $1.1 million benefit from the first quarter of 2007, adjusted EBITDA for the first quarter of 2008 was essentially flat.

Lenard Liberman, the company’s Executive Vice President and Secretary, commented on the first quarter of 2008, “Despite the impact of a softening economy both locally and nationally, LBI Media continues to grow its top line revenue through aggressive sales management, ratings performance and targeted acquisitions. For the first time since 2004, Univision’s Piolin morning show dropped to #2 in the market and was beaten by LBI’s Don Cheto morning show in Los Angeles. In addition, television ratings continue to improve; our prime time performance in the important Male 18-34 demographic ranks LBI #2, outperforming Telefutura and Telemundo. This continued ratings success in both radio and television underscores the value of LBI’s franchise and sets the stage for

[3]

We define Adjusted EBITDA as net loss plus income tax expense, net interest expense, interest rate swap expense and depreciation and amortization. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

continued investment and growth through the increase of our distribution platform. Our ratings success continues to distinguish LBI in the Spanish language media industry and points to the importance and value of our programming content. With the continued growth of the underlying Hispanic population and its associated buying power, LBI’s programming content and ratings success along with its strategy to increase its distribution foot print, will allow LBI to monetize its significant franchise value and outperform its competitors in the Spanish language media market. These factors will allow us to continue to grow and I remain optimistic about our potential in 2008.”

First Quarter 2008 Conference Call

The company will host a conference call to discuss its financial results for the first quarter of 2008 on Tuesday, May 13, 2008 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 741-4251 five minutes prior to the scheduled start time of the call and asking for the “LBI Media, Inc. First Quarter 2008 Results Conference Call.” The conference call will be recorded and made available for replay through Saturday, May 17, 2008. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 8964815.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s three months ended March 31, 2008 will be posted on its website at www.lbimedia.com/investors. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu, Chief Financial Officer at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The company owns 22 radio stations (fifteen FM and seven AM) and five television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA and Salt Lake City, Utah. The company also owns three television production facilities that it uses to produce television programming.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”,

“forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see the company’s recent public filings of its parent, LBI Media Holdings, Inc., for information about these and other risks that may affect them. The company and LBI Media Holdings undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

(Financial Tables Follow)

LBI Media, Inc.

Unaudited Condensed Consolidated Statements of Operations

For the Quarters Ended March 31, 2008 and 2007

(Amounts in thousands)

	Three Months Ended March 31,		Change
	2008	2007	$	%
Net revenues	26,407	25,145	1,262	5%
Operating expenses:
Program and technical, exclusive of depreciation and amortization, shown below	6,079	5,614	465	8%
Promotional, exclusive of depreciation and amortization, shown below	442	389	53	14%
Selling, general and administrative, exclusive of deferred compensation benefit of $0 and $(1,132) for the three months ended March 31, 2008 and 2007, respectively, depreciation and amortization, shown below	10,727	9,662	1,065	11%
Deferred compensation benefit	—	(1,132)	1,132	(100%)
Depreciation and amortization	2,483	2,300	183	8%

Total operating expenses	19,731	16,833	2,898	17%

Operating income	6,676	8,312	(1,636)	(20%)
Interest expense, net of amount capitalized	(7,408)	(7,587)	179	(2%)
Interest rate swap expense	(2,668)	(280)	(2,388)	853%
Interest and other income	32	39	(7)	(18%)

(Loss) income before provision for income taxes	(3,368)	484	(3,852)	(796%)
Provision for income taxes	(2,543)	(46,942)	44,399	95%

Net income (loss)	(5,911)	(46,458)	40,547	87%

Adjusted EBITDA(4)	9,159	10,612	(1,453)	(14%)
Adjusted EBITDA Margin(5)	35%	42%

(4)	Refer to Footnote (3) on prior page.

(5)	We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Net Revenues.

LBI Media, Inc.

Segment Data

We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments:

(Amounts in thousands)

	Three Months Ended March 31,		Change
	2008	2007	$	%
Net Revenues:
Radio	$13,695	$12,061	$1,634	14%
Television	12,712	13,084	(372)	(3%)

Total	$26,407	$25,145	$1,262	5%

Total operating expenses before deferred compensation benefit and depreciation and amortization:
Radio	$7,713	$6,552	$1,161	18%
Television	9,535	9,113	422	5%

Total	$17,248	$15,665	$1,583	10%

Deferred compensation benefit:
Radio	$—	$(1,132)	$1,132	(100%)
Television	—	—	—	0%

Total	$—	$(1,132)	$1,132	(100%)

Depreciation and amortization:
Radio	$1,251	$1,152	$99	9%
Television	1,232	1,148	84	7%

Total	$2,483	$2,300	$183	8%

Total operating expenses:
Radio	8,964	6,571	$2,392	36%
Television	10,767	10,261	506	5%

Total	$19,731	$16,832	$2,898	17%

Operating income:
Radio	$4,731	$5,489	$(758)	(14%)
Television	1,945	2,823	(878)	(31%)

Total	$6,676	$8,312	$(1,636)	(20%)

Adjusted EBITDA (1):
Radio	$5,982	$6,641	$(659)	(10%)
Television	3,177	3,971	(794)	(20%)

Total	$9,159	$10,612	$(1,453)	(14%)

LBI Media, Inc.

Condensed Consolidated Unaudited Balance Sheet

(Amounts in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$502	$1,697
Accounts receivable (less allowances for doubtful accounts of $2,192 as of March 31, 2008 and $2,217 as of December 31, 2007)	17,530	17,780
Current portion of program rights, net	511	321
Amounts due from related parties	33	14
Current portion of notes receivable from related parties	451	449
Current portion of employee advances	115	81
Prepaid expenses and other current assets	1,145	1,163

Total current assets	20,287	21,505
Property and equipment, net	96,024	96,990
Broadcast licenses, net	382,638	382,574
Deferred financing costs, net	8,059	7,872
Notes receivable from related parties, excluding current portion	2,354	2,340
Employee advances, excluding current portion	1,223	1,127
Program rights, excluding current portion	1,062	228
Other assets	2,450	2,775

Total assets	$514,097	$515,411

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$773	$—
Accounts payable	2,123	3,739
Accrued liabilities	3,169	3,642
Accrued interest	3,416	8,701
Current portion of long-term debt	1,341	1,239

Total current liabilities	10,822	17,321
Long-term debt, excluding current portion	364,188	358,637
Fair value of interest rate swap	6,862	4,194
Deferred income taxes	51,896	49,515
Other liabilities	2,100	1,603

Total liabilities	435,868	431,270

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: Authorized shares - 1,000
Issued and outstanding shares - 100	—	—
Additional paid-in capital	102,100	102,101
Retained deficit	(23,871)	(17,960)

Total stockholders’ equity	78,229	84,141

Total liabilities and stockholders’ equity	$514,097	$515,411

LBI Media, Inc.

The table set forth below reconciles net cash used in operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

(Amounts in thousands)

	Three Months Ended March 31,
	2008	2007
Net cash used in operating activities	$(4,041)	$(615)
Add:
Income tax expense	2,543	46,942
Interest expense, net	7,376	7,548
Less:
Amortization of deferred financing costs	(312)	(251)
Amortization of discount on subordinated notes	(62)	—
Amortization of program rights	(136)	(178)
Provision for doubtful accounts	(245)	(221)
Deferred compensation benefit	—	1,132
Changes in operating assets and liabilities:
Cash overdraft	(773)	—
Accounts receivable	(5)	(2,454)
Deferred compensation payment	—	1,374
Program rights	1,160	—
Amounts due from related parties	19	(9)
Prepaid expenses and other current assets	(20)	(30)
Employee advances	130	5
Accounts payable and accrued expenses	1,427	752
Accrued interest	5,285	3,471
Deferred taxes payable	(2,381)	(46,061)
Other assets and liabilities	(806)	(793)

Adjusted EBITDA	$9,159	$10,612

LBI Media, Inc.

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s radio division:

(Amounts in thousands)

	Three Months Ended March 31,
	2008	2007
Radio division operating income	$4,731	$5,489
Depreciation and amortization	1,251	1,152

Radio division Adjusted EBITDA	$5,982	$6,641

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s television division:

(Amounts in thousands)

	Three Months Ended March 31,
	2008	2007
Television division operating income	$1,945	$2,823
Depreciation and amortization	1,232	1,148

Television division Adjusted EBITDA	$3,177	$3,971